Exhibit 19.1

VERSUS SYSTEMS INC.

CORPORATE DISCLOSURE, CONFIDENTIALITY AND INSIDER TRADING POLICY

1.	Purpose of this Policy

The purpose of this corporate disclosure, confidentiality and insider trading policy (the “Policy”) of Versus Systems Inc. (the “Company” or “Versus”) is to set forth certain policies to ensure that:

(a)	the Company complies with its continuous disclosure obligations as required under applicable securities laws, regulations and policies and applicable stock exchange policies (the “Disclosure Rules”);

(b)	the Company prevents the selective disclosure of Material Information (as defined in Section 8.1 of this Policy) to analysts, institutional investors, market professionals and others;

(c)	Documents (as defined in Section 5.2 of this Policy) or Public Oral Statements (as defined in Section 6.2 of this Policy) made by a person with actual, implied or apparent authority to speak on behalf of the Company that relate to the business and affairs of the Company do not contain a Misrepresentation (as defined in Section 5.3 of this Policy);

(d)	all persons to whom this Policy applies understand their obligations to preserve the confidentiality of Undisclosed Material Information (as defined in Section 12.1 of this Policy);

(e)	all persons to whom this Policy applies who have Undisclosed Material Information are prohibited from trading in securities of the Company on such Undisclosed Material Information and Tipping (as defined in Section 12.3 of this Policy) under applicable laws, stock exchange rules and this Policy; and

(f)	the Chief Executive Officer and the Chief Financial Officer receive reports prior to such officers executing their certifications related to the Company’s Core Documents (as defined in Section 5.4 of this Policy) setting out the evaluation, findings and conclusions of the Disclosure Committee (as defined in Section 3.1 of this Policy) regarding the effectiveness of the Company’s Disclosure Controls and Procedures and Internal Controls over Financial Reporting (as defined in Section 3.2 of this Policy) and the Disclosure Committee’s assessment of the quality of the disclosure made in the Core Documents.

Capitalized terms that are used in this Policy have the meanings set forth in this Policy or the Schedules attached hereto. All other terms used in this Policy (whether capitalized or not) have the meanings set forth in the Disclosure Rules.

The fact that this Policy contains lengthy and detailed provisions does not mean that it covers all circumstances that may arise. The subject matter of this Policy can raise difficult questions. Those questions can often be resolved satisfactorily only with experience and the making of informed judgments, often with the assistance of legal and other professional advice. This Policy should be interpreted and applied to achieve the purpose for which it was adopted.

Violations of this Policy can result in acute embarrassment to the Company and harm to its reputation in the business and investment community. Violations of this Policy may also constitute a breach of securities law, including laws against insider trading and Tipping, and the Company may refer any such breach to the appropriate regulatory authorities. Accordingly, violation of this Policy could lead to fines, penalties, imprisonment and liability to investors and the Company for damages. The onus of complying with this Policy and the relevant rules is on each person subject to this Policy, each of whom is expected to be familiar with this Policy. A failure to comply with this Policy may result in the immediate suspension or dismissal of any Officer or Employee or a request for the resignation of a Director.

2.	Application of this Policy

The Policy applies to the groups of persons set forth in Schedule “A” attached to the Policy. If application of any section of the Policy that imposes restrictions and obligations is limited to certain groups of persons, that section will describe which groups of persons are subject to that section. References in this Policy to “any person to whom this Policy applies” or similar references are intended to include persons in all of the groups set forth in Schedule A.

This Policy applies to all methods and forms of communication by the Company and its subsidiaries, including disclosures that may reasonably be expected to be Generally Disclosed (as defined in Section 12.1 of this Policy) in Documents, press releases, Public Oral Statements, information contained on the Company’s website and other electronic communications.

3.	Disclosure Committee

3.1	Structure of the Disclosure Committee. Various representatives of the Company (the “Disclosure Committee”), as may be designated by the Company’s Chief Executive Officer from time to time, will be responsible for the implementation of this Policy. Notwithstanding the foregoing, the composition of the Disclosure Committee may change from time to time. A majority of the members of the Disclosure Committee present in person or by conference call at the time a meeting is convened shall constitute a quorum for all purposes. The Disclosure Committee may adopt disclosure controls and procedures in addition to those set out in this Policy.

3.2	Responsibilities of the Disclosure Committee. The Disclosure Committee shall have the responsibility to:

(a)	evaluate the necessity of making public disclosures;

(b)	review and approve, before they are Generally Disclosed, each Document to assess the quality of the disclosures made in the Document including, but not limited to, whether the Document is accurate and complete in all material respects;

(c)	review, approve and oversee the dissemination of guidelines and procedures designed to gather the information required to be disclosed in Core Documents to appropriate management and other Company personnel;

(d)	establish timelines for the preparation of Core Documents, which timelines shall include critical dates and deadlines during the disclosure process relating to the preparation of drafts, the circulation of drafts to appropriate Company personnel, the Company’s independent auditors, and the Audit Committee of the board of directors of the Company (the “Board”), the receipt of comments and the review of such comments by the Disclosure Committee. Such timetables should allow for circulation of draft Core Documents to the Chief Executive Officer, the Chief Financial Officer, the Audit Committee and the Board sufficiently in advance of the applicable filing deadlines in order to enable such persons to review carefully the filing and discuss any questions and comments related thereto;

(e)	make determinations about whether:

(i)	certain information is Material Information,

(ii)	a Material Change has occurred,

(iii)	selective disclosure has been or might be made, or

(iv)	a Misrepresentation has been made;

(f)	oversee the design and implementation of this Policy and the Company’s “Disclosure Controls and Procedures”(“DCP”) and Internal Controls over Financial Reporting (“ICFR”), as those terms are defined in National Instrument 52-109, as amended from time to time, or any successor instrument thereto;

(g)	periodically evaluate the effectiveness of the Company’s DCP, particularly prior to the filing of each Core Document, and assist the Chief Executive Officer and the Chief Financial Officer with their evaluation of the effectiveness of such DCP. The Disclosure Committee’s evaluation shall include, but not be limited to,(i) assessing the adequacy of the controls and procedures in place to ensure that material information required to be disclosed in the Core Documents is being recorded, processed, summarized and reported, (ii) periodically evaluating the effectiveness of the Company’s ICFR, particularly prior to the filing of each Core Document which contains financial information, and (iii) assisting the Chief Executive Officer and the Chief Financial Officer with their evaluation of the effectiveness of such ICFR;

(h)	make recommendations to the Chief Executive Officer and the Chief Financial Officer with respect to the disclosures to be contained in the Core Documents to be filed by the Company;

(i)	conduct annual evaluations of the Company’s DCP and CFR in the event of significant changes in securities regulatory requirements, applicable GAAP, legal, or other regulatory policies, or stock exchange requirements, or if it otherwise considers such evaluations appropriate;

(j)	educate and inform the Directors, Officers, Employees and Contractors about the matters contemplated by this Policy and maintain a written record of steps taken in that regard;

(k)	monitor the effectiveness of, and compliance with, this Policy and report to the Company’s Audit Committee on the operation of this Policy, or to the Chief Executive Officer and the Chief Financial Officer in the case of the effectiveness of the DCP and ICFR, and the Disclosure Committee’s assessment of the quality of the disclosures made in Documents, and recommend any necessary changes to this Policy to the Company’s Corporate Governance and Nominating Committee and, ultimately, to the Board;

(l)	accumulate information which may be required to be reported upon or disclosed and communicated to the Chief Executive Officer, Chief Financial Officer, General Counsel and other senior officers of the Company, as appropriate, to allow the Company to meet its disclosure obligations on a timely basis; and

(m)	report to the Chief Executive Officer and the Chief Financial Officer prior to such officers executing their certifications related to the Core Documents setting out the evaluation, findings and conclusions of the Disclosure Committee regarding the effectiveness of the DCP and ICFR and the Disclosure Committee’s assessment of the quality of the disclosures made in the Core Documents.

3.3	Meetings of the Disclosure Committee. The Disclosure Committee shall meet informally as circumstances dictate. Any member of the Disclosure Committee may call a meeting of the Disclosure Committee, with or without notice as circumstances dictate, to consider any matter within the responsibilities of the Disclosure Committee. Unless otherwise set out in this Policy, or as established by the Disclosure Committee from time to time, all of the rules of procedure with respect to meetings and other activities of the Board shall apply to the Disclosure Committee.

3.4	Consulting Outside Advisors. The Disclosure Committee may consult with the Company’s legal counsel and other appropriate expert advisors as it considers necessary in connection with this Policy.

4.	Individuals Who Are Authorized to Speak on Behalf of the Company

4.1	Authorized Spokespersons. The Company will designate a limited number of “Spokespersons” responsible for communication with the investment community, regulatory authorities and the media with respect to events or developments that may constitute Material Information. The President and Chief Executive Officer and the Vice President and Chief Financial Officer are the official Spokespersons of the Company for this purpose. However, it is recognized that other members of the Disclosure Committee may be called upon to act as Spokespersons from time to time for such purpose and, if so called upon, such members are authorized under this Policy to so act. Individuals who are not members of the Disclosure Committee are not authorized to act as Spokespersons unless specifically designated by the Disclosure Committee or, if the Disclosure Committee is not available, to make such designation, by the President and Chief Executive Officer or, in his or her absence, the Vice President and Chief Financial Officer. Employees who are not authorized Spokespersons should not respond under any circumstances to inquiries from the investment community, the media or others, if they pertain to a development or event that may be Material Information. All such inquiries should be referred to a member of the Disclosure Committee.

4.2	Notification. Any person (other than a Spokesperson) to whom this Policy applies who is approached by a securities regulator, the media, an analyst, investor or any other member of the public to comment on the business and affairs of the Company, must refer all inquiries to the President and Chief Executive Officer or the Vice President and Chief Financial Officer and must immediately notify the President and Chief Executive Officer or the Vice President and Chief Financial Officer that the approach was made.

5.	Procedures Regarding the Preparation and Release of Documents

5.1	Procedures. The procedures in this section apply to all Directors, Officers, Employees and Contractors.

5.2	Document. A “Document” means any public written communication, including a communication prepared and transmitted in electronic form:

(a)	that is required to be filed with the securities commissions of those provinces or territories in which the Company is a reporting issuer or any other securities regulatory authority (the “SRAs”), including on the System for Electronic Document Analysis and Retrieval (“SEDAR”) web site at www.sedar.com or otherwise; or

(b)	that is not required to be filed with the SRAs or on the SEDAR web site but is so filed.

5.3	Misrepresentation. A “Misrepresentation” means:

(a)	an untrue statement of a Material Fact (as defined herein); or

(b)	an omission to state a Material Fact that is required to be stated or that is necessary to make a statement not misleading in the circumstances in which it is made.

5.4	Core Documents. The Disclosure Rules distinguish between “core documents” and “non-core documents”. For the purpose of this Policy, the following documents are “Core Documents”:

(a)	prospectuses;

(b)	take-over bid circulars;

(c)	issuer bid circulars;

(d)	Directors’ circulars;

(e)	rights offering circulars;

(f)	management’s discussion and analysis (“MD&A”);

(g)	annual information forms;

(h)	information circulars;

(i)	annual financial statements;

(j)	interim financial statements; and

(k)	material change reports.

5.5	Regulatory Filing Procedures. Prior to the time that any Document is to be released to the public, filed with the SRAs or filed on SEDAR, the following procedures must be observed:

(a)	the Document must be prepared in consultation with, and be reviewed by, personnel in all applicable internal departments of the Company, and input from external experts and advisors should be obtained, as necessary;

(b)	any Core Document, other than a material change report, must be reviewed and approved by the Disclosure Committee;

(c)	any press release which contains Undisclosed Material Information or any Material Change Report must be reviewed and approved by the President and Chief Executive Officer and at least one other member of the Disclosure Committee;

(d)	any press release which does not contain Undisclosed Material Information must be reviewed and approved by the President and Chief Executive Officer and at least one other member of the Disclosure Committee;

(e)	in the event a report, statement or opinion of any expert is included or summarized in a Document, the written consent of the expert to the use of the report, statement or opinion or extract thereof and the specific form of disclosure shall be obtained. In addition, the Disclosure Committee must be satisfied that:

(i)	there are no reasonable grounds to believe that there is a Misrepresentation in the part of the Document made on the authority of the expert; and

(ii)	the relevant part of the Document fairly represents the expert report, statement or opinion;

(f)	Core Documents, other than Material Change Reports, must be provided to the Directors sufficiently in advance of the time they are to be filed or released to allow the Directors to review and comment on such documents. It is recognized that the requirement to make prompt disclosure of Material Changes by way of press releases may make it difficult to have certain press releases and Material Change Reports reviewed by all of the Directors;

(g)	in the case of annual financial statements and annual MD&A, such documents must be reviewed and approved by the Audit Committee in accordance with the Audit Committee Charter following approval of same by the Disclosure Committee and prior to submission to the Board for approval; and

(h)	in the case of interim financial statements, and interim MD&A, such documents must be reviewed and approved by the Audit Committee in accordance with the Audit Committee Charter following approval of same by the Disclosure Committee.

5.6	“Forward-Looking Information” means all disclosure regarding possible events, conditions or results (including future-oriented financial information with respect to prospective results of operations, a prospective financial position or prospective changes in financial position that is based on assumptions about future economic conditions and courses of action) that is presented as either a forecast or a projection. An example would be the discussion of trends and prospects for the Company in its MD&A.

5.7	Forward-Looking Information Additional Disclosure. In the event that a Document contains any Forward-Looking Information, this information must be specifically identified as such and the following additional disclosure shall be provided in written form proximate to each place in the Document where the Forward-Looking Information appears:

(a)	reasonable cautionary language identifying the Forward-Looking Information as such, including the nature of the Forward-Looking Information contained in the Document; and

(b)	a statement identifying the material factors and assumptions used to develop material Forward-Looking Information, as well as the material risk factors and material factors and assumptions that could cause actual results to differ materially from expected results from a conclusion, forecast or projection in the Forward-Looking Information. Such disclosure may be incorporated by reference to another document containing a description of such material factors and assumptions and material risk factors.

6.	Procedures Regarding Public Oral Statements

6.1	Actual or Implied Authority. The procedures in this section apply to all Directors, Officers, Employees, Contractors and Spokespersons and any other person with actual or implied authority to make a Public Oral Statement.

6.2	Public Oral Statement. A “Public Oral Statement” is any oral statement made in circumstances in which a reasonable person would believe that information contained in the statement will become generally disclosed. Examples include speeches, presentations, news conferences, conference calls, webcasts, interviews and discussions with analysts where the Company’s business and affairs, prospects or financial condition are discussed. The following procedures should be observed in respect of any Public Oral Statements made by or on behalf of the Company:

(a)	such Public Oral Statements should be made only by the Spokespersons authorized by this Policy to make Public Oral Statements on behalf of the Company;

(b)	any Public Oral Statement referring to a statement, report or opinion of an expert in whole or in part must have the prior written consent of said expert prior to a Spokesperson making a Public Oral Statement related thereto;

(c)	the Spokespersons must ensure that any Public Oral Statements on behalf of the Company do not contain a Misrepresentation and comply with Section 14 of this Policy (Avoiding Selective Disclosure) and Section 5.6 of this Policy (Forward-Looking Information);

(d)	if practicable, a transcript or electronic recording of all speeches, interviews and other Public Oral Statements made by any Spokesperson shall be made and archived with the Company; and

(e)	the Company’s General Counsel shall review the transcript and/or electronic recording of each Public Oral Statement made by or on behalf of the Company to ensure that the Public Oral Statement does not contain a Misrepresentation. If such Public Oral Statements are found to contain a Misrepresentation, the General Counsel shall advise the Disclosure Committee and the Company shall immediately issue a correcting press release.

6.3	Cautionary Statement. Where a Public Oral Statement contains Forward-Looking Information, the Spokesperson, prior to making such a Public Oral Statement, must:

(a)	make a cautionary statement indicating that the Public Oral Statement contains Forward-Looking Information and identifying any Forward-Looking Information as such;

(b)	state that the actual results could differ materially from a conclusion, forecast or projection in the Forward-Looking Information;

(c)	state that certain material factors or assumptions were applied in drawing a conclusion or making a forecast or projection reflected in the Forward-Looking Information and that there are material risk factors and material factors and assumptions that could cause actual results to differ materially from a conclusion, forecast or projection in the Forward-Looking Information; and

(d)	identify a readily-available Core Document where additional information can be found about the material risk factors and material factors and assumptions that could cause actual results to differ materially from the conclusion, forecast or projection in the Forward-Looking Information, and the material factors or assumptions that were applied in drawing the conclusion or making a forecast or projection as reflected in the Forward-Looking Information.

The statement should be substantially similar to the following statement:

“Some of my commentary concerning future events or our future financial performance are forward - looking statements which involve a number of risks and uncertainties that could cause actual results to differ materially from those in such forward - looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. We will use our reasonable efforts to identify such statements during this commentary.

“These forward - looking statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause Versus’ or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied in these forward-looking statements. Although management believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements.

“The risks and uncertainties that could affect future events or Versus’ future financial performance, as well as the material factors or assumptions were applied in making the forecasts or projections, are more fully described in our quarterly reports and our annual reports. These filings are available at www.sedar.com.”

7.	Disclosure Controls and Procedures

The following DCP of the Company have been reasonably designed to ensure that information required to be disclosed is recorded, processed, summarized and reported on a timely basis:

(a)	The Disclosure Committee shall assign responsibility to the appropriate individuals to draft the required disclosures in the material public disclosures of the Company and shall develop a timeline to ensure the drafting and review is conducted in a timely manner.

(b)	The Disclosure Committee shall review new developments, key risks and business challenges or areas of concern for special attention during the drafting process.

(c)	All personnel who are requested to have direct input into the preparation of Core Documents will be provided with such instructions and other additional information as they may reasonably require to ensure that they are familiar with the Company’s continuous disclosure obligations, the importance of compliant and accurate disclosure and the reliance which is being placed upon them.

(d)	The Disclosure Committee shall confer as many times as may be necessary to review drafts, consider all comments raised by members of the Disclosure Committee and other reviewers. Concerns will be addressed with outside counsel and the independent auditors, as necessary.

(e)	Where it considers it necessary or advisable, the Disclosure Committee will have portions of Core Documents reviewed by another knowledgeable person.

(f)	To serve as an additional record of the procedures employed, and to emphasize the importance of accurate and reliable information in the Company’s material public disclosures, the Disclosure Committee shall ask the appropriate executives and employees to provide their confirmation that, to their knowledge, all material information has been brought forward to the Disclosure Committee. The timing of the confirmation will occur as of the end of the period covered by a press release.

8.	Timely Disclosure of Material Information

8.1	Material Information. “Material Information” consists of both Material Facts and Material Changes. A “Material Fact” means a fact that significantly affects, or would reasonably be expected to have a significant effect on, the market price or value of the securities of the Company. A “Material Change” means a change in the business, operations or capital of the Company that would reasonably be expected to have a significant effect on the market price or value of any of the securities of the Company and includes a decision to implement such a change, if such a decision is approved by the Board or by senior management of the Company, who believe that confirmation of the decision by the Board is probable.

8.2	Disclosure of Material Information. Any person to whom this Policy applies who becomes aware of information that has the possibility of being Material Information must immediately disclose that information to the President and Chief Executive Officer and/or the Vice-President and Chief Financial Officer. Schedule B attached hereto lists examples of Material Information.

8.3	Material Change. Upon the occurrence of any change that may constitute a Material Change in respect of the Company, the Disclosure Committee, in consultation with such other advisors as it may consider necessary, shall:

(a)	consider whether the event constitutes a Material Change;

(b)	if it does constitute a Material Change, prepare a press release and a material change report describing the Material Change as required under applicable laws;

(c)	determine whether a reasonable basis exists for filing the material change report on a confidential basis. In general, filings will not be made on a confidential basis although, in exceptional circumstances (such as disclosure related to a potential acquisition), confidential disclosure may be appropriate;

(d)	to the extent practicable, circulate the draft press release and material change report to the members of the Board and senior management, together, if applicable, with the recommendation that it be filed on a confidential basis; and

(e)	if applicable, following approval by the Disclosure Committee, file the Material Change report on a confidential basis and when the basis for confidentiality ceases to exist, and the event remains material, issue a press release and file a material change report in compliance with applicable securities laws, including the Disclosure Rules. During the period of time while a confidential material change has not been publicly disclosed, the Company shall not release a document or make a Public Oral Statement that, due to the Undisclosed Material Change, contains a Misrepresentation.

8.4	Press Releases. Press releases disclosing Material Information will be transmitted to the relevant regulatory bodies and major news wire services that disseminate financial news to the financial press.

9.	Internet Chat Rooms and Bulletin Boards

Directors, Officers, Employees and Contractors must not discuss or post any information relating to the Company or any of its subsidiaries or trading in securities of the Company in Internet chat rooms, news groups or bulletin boards.

10.	Rumours

The Company shall not comment, affirmatively or negatively, on rumours. This also applies to rumours on the Internet. Spokespersons will respond consistently to those rumours, saying “It is our policy not to comment on market rumours or speculation.” If any relevant stock exchange or securities regulatory authority requests that the Company make a statement in response to a market rumour, the Disclosure Committee will consider the matter and make a recommendation to the President and Chief Executive Officer or, failing his or her availability, to the Vice President and Chief Financial Officer, as to the nature and context of any response.

11.	Website

11.1	Creating and Maintaining Company Website. The Company will designate a person or persons who will be responsible for posting financial information, press releases and other reports filed with securities regulatory authorities on the Company’s website. The Company’s website must be maintained in accordance with the following:

(a)	the following information should be included on the website:

(i)	all Material Information that has previously been Generally Disclosed, including, without limitation, all documents filed on SEDAR or a link to those documents on SEDAR,

(ii)	all non-Material Information that is given to analysts, institutional investors and other market professionals (such as fact sheets, fact books, slides of investor presentations, materials distributed at analyst and industry conferences),

(iii)	web replays of shareholder meetings or analysts’ conferences, and

(iv)	all press releases or a link to those press releases;

(b)	the website must contain an e-mail link to an investor relations contact for the Company to facilitate communication with investors;

(c)	the website must include a notice that advises the reader that the information was accurate at the time of posting, but may be superseded by subsequent disclosures;

(d)	inaccurate information must be promptly removed from the website and a correction must be posted;

(e)	information contained on the website should be removed or updated when it is no longer current;

(f)	a list of all analysts known to follow the Company may be posted on the investor relations page, but analysts’ reports must not be posted on the Company’s website or linked to the Company’s website;

(g)	all links from the Company’s website must be approved by the Company’s Chief Executive Officer or Chief Financial Officer and all links must include a notice that advises the reader that he or she is leaving the Company’s website and that the Company is not responsible for the contents of the other site; and

(h)	no links will be created from the Company’s website to chat rooms, newsgroups or bulletin boards.

11.2	Website Information. All information on the Company’s website will be retained for a period of six years from the date of posting.

12.	Confidentiality of Undisclosed Material Information

12.1	Undisclosed Material Information. “Undisclosed Material Information” of the Company is Material Information about the Company that has not been “Generally Disclosed”, that is, disseminated to the public by way of a press release, together with the passage of a reasonable amount of time following such dissemination (24 hours, unless otherwise advised that the period is longer or shorter, depending on the circumstances) for the public to analyze the information.

12.2	Confidentiality of Undisclosed Material Information. Any person to whom this Policy applies and who has knowledge of Undisclosed Material Information must treat the Material Information as confidential until the Material Information has been Generally Disclosed.

12.3	Disclosure of Undisclosed Material Information. Undisclosed Material Information shall not be disclosed to anyone except in the necessary course of business. If Undisclosed Material Information has been disclosed in the necessary course of business, anyone so informed must clearly understand that it is to be kept confidential, and, in appropriate circumstances, execute a confidentiality agreement. Schedule C attached hereto lists circumstances where Canadian securities regulators believe disclosure may be in the necessary course of business. When in doubt, all persons to whom this Policy applies must consult with the Chief Executive Officer and/or Chief Financial Officer and/or General Counsel to determine whether disclosure in a particular circumstance is in the necessary course of business. For greater certainty, disclosure to analysts, institutional investors, other market professionals and members of the press and other media will not be considered to be in the necessary course of business. “Tipping”, which refers to the disclosure of Undisclosed Material Information to third parties outside the necessary course of business, is prohibited.

When Undisclosed Material Information is disclosed to a third party in the necessary course of business, it is prudent for the Company to obtain, in appropriate circumstances, written agreement from the third party that such party will not divulge the information to anyone (other than to directors, officers or other employees of the third party who need to know the information for the purposes for which the Undisclosed Material Information was communicated to them) without written authorization from the Company and that the third party understands the restrictions under applicable law not to purchase or sell securities of the Company, or securities or related financial instruments of any other entity to which the information relates, until the transaction, development or event has been Generally Disclosed or has been abandoned.

12.4	Inadvertent Disclosure. In order to prevent the misuse of inadvertent disclosure of Undisclosed Material Information, the procedures set forth below should be observed at all times:

(a)	Documents and files containing confidential information should be kept in a safe place to which access is restricted to individuals who “need to know” that information in the necessary course of business and code names should be used, if necessary;

(b)	Confidential matters should not be discussed in places where the discussion may be overheard;

(c)	Transmission of documents containing Undisclosed Material Information by electronic means will be made only where it is reasonable to believe that the transmission can be made and received under secure conditions; and

(d)	Unnecessary copying of documents containing Undisclosed Material Information must be avoided and extra copies of documents must be promptly removed from meeting rooms and work areas at the conclusion of the meeting and must be destroyed, if no longer required.

13.	Quiet Period

13.1	Any General Blackout period or Specific Blackout Period, as stipulated in section 16, will be a “Quiet Period”. During a Quiet Period, Spokespersons must not provide any Forward-Looking Information relating to the business and affairs of the Company or any of its subsidiaries, including information relating to expected revenues, net income or profit, earnings per share, expenditure levels, and other information commonly referred to as earnings guidance (“Earnings Guidance”) or comments with respect to the financial results for the current fiscal quarter or current fiscal year. Notwithstanding these restrictions, the Company may Generally Disclose Forward-Looking Information during the Quiet Period when the Forward-Looking Information constitutes Undisclosed Material Information. During a Quiet Period, Spokespersons may respond to unsolicited inquiries about information either that is not Material Information or that has been Generally Disclosed.

14.	Avoiding Selective Disclosure

14.1	Selective Disclosure. When participating in shareholder meetings, news conferences, conference calls, webcasts, analysts’ conferences and private meetings with analysts or institutional investors, Spokespersons must only disclose information that either:

(a)	is not Material Information; or

(b)	is Material Information but has previously been Generally Disclosed.

For greater certainty, acceptable topics of discussion include the Company’s business prospects (subject to the provisions of this Policy), the business environment, management’s philosophy and long-term strategy. Any selective disclosure of Undisclosed Material Information, including Earnings Guidance, is not permitted.

14.2	Protection Against Selective Disclosure. To protect against selective disclosure, the procedures outlined in Section 6 (Procedures Regarding Public Oral Statements) should be followed.

14.3	Legal Obligations with Respect to Selective Disclosure of Material Information. If Material Information that has not been Generally Disclosed is inadvertently disclosed, the Disclosure Committee must take immediate steps to ensure that the Undisclosed Material Information is Generally Disclosed, must immediately report the circumstances to the Board and must immediately issue a press release regarding the Undisclosed Material Information. Pending the Undisclosed Material Information being Generally Disclosed, the Company must, promptly and using reasonable means, contact the parties to whom the Material Information was disclosed and inform them:

(a)	that the Material information is Undisclosed Material Information; and

(b)	of their legal obligations with respect to the Undisclosed Material Information.

15.	Analyst Reports

15.1	Identification of Factual Information. When reviewing analysts’ reports, comments of Directors, Officers, Employees and Contractors must be limited to identifying factual information that has been Generally Disclosed that may affect an analyst’s model and pointing out inaccuracies or omissions with respect to factual information that has been Generally Disclosed.

Any comments must contain a disclaimer that the report was reviewed for factual accuracy only. No comfort or guidance shall be expressed on the analysts’ earnings models or earnings estimates and no attempt shall be made to influence an analyst’s opinion or conclusion.

15.2	Analysts’ Reports. Analysts’ reports shall not be posted on or linked from the Company’s website.

15.3	Earnings Guidance. The Company may, from time to time, give Earnings Guidance or any other Forward-Looking Information through voluntary disclosure by way of a press release, provided that the cautionary language described in Section 5.7 accompanies the information.

16.	Trading of SECurities of the Company

16.1	Purchase or Sale of Securities. No Person in a Special Relationship with the Company (as defined in Schedule A to this Policy) shall purchase, sell or otherwise monetize securities of the Company while in possession of Undisclosed Material Information.

16.2	General Blackout. All Directors, Officers, Employees and Contractors are prohibited from purchasing or selling securities of the Company for the period of time beginning on the 7th day following the end of a fiscal quarter or year until the second Trading Day following release of such Document or press release (the “General Blackout”).

16.3	Specific Blackout. All Directors, Officers, Employees and Contractors who are so advised by the Disclosure Committee shall be prohibited from trading in the securities of the Company during any other period designated by the Disclosure Committee (the “Specific Blackout”).

16.4	Consent of the President and Chief Financial Officer. Notwithstanding Sections 16.2 and 16.3, a Director, Officer, Employee and Contractor may trade in the securities during any blackout period (a General Blackout, or Specific Blackout as may be applicable) with the prior written consent of the President and Chief Executive Officer and/or the Vice President and Chief Financial Officer. If the President and Chief Executive Officer and/or the Vice President and Chief Financial Officer wish to effect a trade in the securities during any blackout period (a General Blackout, or Specific Blackout as may be applicable), they shall require the prior written consent of the Board. The President and Chief Executive Officer and/or the Vice President and Chief Financial Officer, may grant permission to trade in the securities during a blackout period only in the case of unusual, exceptional circumstances and where such trading is otherwise not prohibited under applicable law. Unusual, exceptional circumstances may include the trading in securities in the case of severe financial hardship or where the timing of the sale is critical for significant tax planning purposes.

16.5	Other Issuers. Illegal insider trading in securities of another public issuer and Tipping of Undisclosed Material Information relating to another issuer can bring the Company into disrepute. Accordingly, neither the Company nor anyone subject to this Policy who possesses undisclosed material information relating to that other issuer may:

(a)	purchase or sell securities or related financial instruments of the other issuer while they possess the Undisclosed Material Information;

(b)	engage in Tipping of the Undisclosed Material Information relating to the other issuer; or

(c)	recommend or encourage another person to purchase or sell securities of the other issuer or transact in a related financial instrument while they possess Undisclosed Material Information.

16.6	Speculative and Short Sales. No person to whom this Policy applies may purchase or sell securities of the Company with the intention of reselling or repurchasing in a relatively short period of time in the expectation of a short-term rise or fall in the market price of the securities of the Company. Speculating in securities of the Company for short term profit is distinguished from purchasing and selling securities of the Company as part of a long term investment program. No one subject to this Policy may, at any time, sell securities of the Company short or buy or sell call or put options in respect of securities of the Company.

17.	Insider Reports

Filing of Initial Insider Report. A Reporting Insider (unless they own no securities of the Company) will have to file an initial insider report within 10 days of becoming a Reporting Insider disclosing the Reporting Insider’s beneficial ownership of, or control or direction over, whether direct or indirect, securities of the Company and interest in, or right or obligation associated with, a related financial instrument involving a security of the Company, if any. A Reporting Insider must file changes in beneficial ownership of, or control or direction over, whether direct or indirect, securities of the Company or interest in, or right or obligation associated with, a related financial instrument involving a security of the Company within 5 days of such change.

An insider profile must be created by the Insider before the initial insider report can be filed. These profiles and filings are made electronically through a publicly accessible website pursuant to National Instrument 55-102 - System for Electronic Disclosure by Insiders (SEDI).

17.1	Preparation of Insider Report. Each Reporting Insider who is obligated to file insider reports is responsible for ensuring that his or her insider profile and insider reports are prepared and filed within the prescribed time limits, as well as for the timeliness and accuracy of all such reports.

18.	Commitment

18.1	Distribution of Policy. The Disclosure Committee will designate a person who will distribute a copy of this Policy to:

(a)	each Director and Officer upon becoming a Director or Officer and whenever significant changes are made to this Policy;

(b)	each Employee upon becoming an Employee and whenever significant changes are made to this Policy; and

(c)	where practicable, to each of the Persons in a Special Relationship with the Company upon becoming a Person in a Special Relationship with the Company and whenever significant changes are made to this Policy.

(d)	The person so designated shall maintain a written log recording the names of those Directors, Officers and Employees to whom this Policy was distributed and the dates on which it was so distributed.

18.2	Review of Policy. To demonstrate the Company’s determination and commitment to the purposes of this Policy, all Directors, Officers, Employee and Contractors should review this Policy periodically throughout the year

Last reviewed and approved by the Board of Directors on September ●, 2016.

Schedule A

Individuals and Entities to Whom This Policy Applies

“Contractors” means independent contractors (who are engaged in an employee-like capacity) of the Company or any of its subsidiaries, and personnel employed by Contractors, including such Contractors and their personnel who are engaged by the Company to work on joint venture projects in which the Company has an interest or the right to earn an interest;

“Directors” means directors of the Company;

“Employees” means full-time, part-time, contract or secondment employees of the Company or any of its subsidiaries including Employees who are working for Company on joint venture projects in which the Company has an interest or the right to earn an interest;

“Insiders” means:

(a)	directors or Senior Officers of the Company;

(b)	persons who beneficially own, directly or indirectly, more than 10% of the voting securities of the Company or who exercise control or direction over more than 10% of the votes attached to the voting securities of the Company (“10% Shareholders”);

(c)	directors or Senior Officers of a subsidiary of the Company; or

(d)	directors or Senior Officers of 10% Shareholders;

“Officers” means officers of the Company or any of its subsidiaries;

“Persons in a Special Relationship with the Company” means:

(a)	directors, Officers, Employees and Contractors;

(b)	10% Shareholders;

(c)	directors, officers, employees and contractors of 10% Shareholders;

(d)	members of an operating or advisory committee of the Company or any of its subsidiaries;

(e)	directors, officers, partners and employees of a company that is engaging in any business or professional activity with the Company or any of its subsidiaries and who routinely comes into contact with Material Information;

(f)	persons or companies that learned of Material Information with respect to the Company from a person or company described in (a) through (e) of this definition and knew or ought reasonably to have known that the other person or company was in such a special relationship; and

(g)	spouses, live-in partners or relatives of any of the individuals referred to in (a) through (f) who reside in the same household as that individual; and

“Reporting Insider” means:

(a)	the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer of the Company, of a 10% Shareholder or of a major subsidiary of the Company;

(b)	a Director of the Company, of a 10% Shareholder or of a major subsidiary of the Company;

(c)	a person or company responsible for a principal business unit, division or function of the Company;

(d)	a 10% Shareholder;

(e)	a 10% Shareholder based on post-conversion beneficial ownership of the reporting issuer’s securities and the chief executive officer, the chief financial officer, the chief operating officer and every director of the 10% Shareholder based on post-conversion beneficial ownership;

(f)	a management company that provides significant management or administrative services to the Company or a major subsidiary of the Company, every director of the management company, every chief executive officer, chief financial officer and chief operating officer of the management company, and every significant shareholder of the management company;

(g)	an individual performing functions similar to the functions performed by any of the insiders described in paragraphs (a) to (f);

(h)	the Company itself, if it has purchased, redeemed or otherwise acquired a security of its own issue, for so long as it continues to hold that security; or

(i)	any other insider that (i) in the ordinary course receives or has access to information as to material facts or material changes concerning the Company before the material facts or material changes are generally disclosed; and (ii) directly or indirectly exercises, or has the ability to exercise, significant power or influence over the business, operations, capital or development of the Company.

“Senior Officers” means:

(a)	the chair or a vice-chair of the Board or any of its subsidiaries, the President, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, an Executive Vice-President, a Vice-President, the General Counsel, the Corporate Secretary, the Assistant Corporate Secretary, the Controller, the Treasurer or the General Manager of the Company or any of its subsidiaries or any of their operating divisions; or

(b)	any other individual who performs functions for the Company or any of its subsidiaries similar to those normally performed by an individual occupying any of the offices listed in (a) above.

A company is considered to be a “major subsidiary” of the Company if:

(a)	the assets of the subsidiary, as included in the Company’s most recent annual audited or interim balance sheet, or, for a period relating to a financial year beginning on or after January 1, 2011, a statement of financial position, are 30 per cent or more of the consolidated assets of the Company reported on that balance sheet or statement of financial position, as the case may be; or

(b)	the revenue of the subsidiary, as included in the Company’s most recent annual audited or interim income statement, or, for a period relating to a financial year beginning on or after January 1, 2011, a statement of comprehensive income, is 30 per cent or more of the consolidated revenue of the Company reported on that statement.

A company is considered to be a “subsidiary” of the Company if it is controlled by:

(a)	the Company or a wholly owned subsidiary of the Company;

(b)	the Company and one or more companies, each of which is controlled by the Company; or

(c)	two or more companies, each of which is controlled by the Company. ,

In general, the Company will control another company when the Company owns or has the right to acquire more than 50% of the outstanding voting securities of that other company.

Schedule B

Examples of Information That May Be Material

Changes in corporate structure

(a)	changes in share ownership that may affect control of the Company

(b)	changes in corporate structure such as reorganizations, amalgamations, or mergers

(c)	take-over bids, issuer bids, or insider bids

Changes in capital structure

(a)	the public or private sale of additional securities

(b)	planned repurchases or redemptions of securities

(c)	planned splits of common shares or offerings of warrants or rights to buy shares

(d)	any share consolidation, share exchange, or stock dividend

(e)	changes in a company’s dividend payments or policies

(f)	the possible initiation of a proxy fight

(g)	l modifications to the rights of security holders

Changes in financial results

(a)	a significant increase or decrease in near-term earnings prospects

(b)	unexpected changes in the financial results for any period

(c)	shifts in financial circumstances, such as cash flow reductions, major asset write-offs or write-downs

(d)	changes in the value or composition of the Company’s assets

(e)	a change in the Company’s accounting policies

Changes in business and operations

(a)	any development that affects the Company’s resources (including, without limitation, both positive and negative assay results and resource estimates), technology, products or markets including

(b)	a significant change in capital investment plans or corporate objectives

(c)	major labour disputes or disputes with major contractors or suppliers

(d)	significant new contracts, products, patents, or services or significant losses of contracts or business

(e)	significant discoveries by resource companies

(f)	changes to the Board or executive management, including the departure of the Company’s Chairman, Chief Executive Officer, President, Chief Financial Officer Chief Operating Officer, any Vice-President, (or persons in equivalent positions)

(g)	the commencement of, or developments in, material legal proceedings or regulatory matters

(h)	any notice that reliance on a prior audit is no longer permissible

(i)	de-listing of the Company’s securities or their movement from one quotation system or exchange to another

Acquisitions and dispositions

(a)	significant acquisitions or dispositions of assets, property or joint venture interests

(b)	acquisitions of other companies, including a take-over bid for, or merger with, another Company

Changes in credit arrangements

(a)	the borrowing or lending of a significant amount of money

(b)	any mortgaging or encumbering of the company’s assets

(c)	defaults under debt obligations, agreements to restructure debt, or planned enforcement procedures by a bank or any other creditors

(d)	changes in rating agency decisions

(e)	significant new credit arrangements

Schedule C

Examples of Disclosures That May Be Necessary in the Course Of Business

1.	Disclosure to:

(a)	vendors, suppliers, or strategic partners on issues such as research and development, sales and marketing, and supply contracts;

(b)	employees, officers and directors;

(c)	lenders, legal counsel, auditors, underwriters, and financial and other professional advisors to the Company;

(d)	parties to negotiations;

(e)	labour unions and industry associations;

(f)	government agencies and non-governmental regulators; and

(g)	credit -rating agencies (provided that the information is disclosed for the purpose of assisting the agency to formulate a credit rating and the agency’s ratings generally are or will be publicly available).

2.	Disclosures in connection with a private placement.

3.	Communications with 10% shareholders, in certain circumstances.